Exhibit 99.1

Hub Group, Inc. Reports Second Quarter 2009 Earnings

DOWNERS GROVE, IL, July 22, 2009, -- Hub Group, Inc. (NASDAQ: HUBG) today reported income for the quarter ended June 30, 2009 of $8.3 million.  Hub Group’s diluted earnings per share was $0.22 for the second quarter of 2009.

Hub Group’s revenue decreased 26% to $363 million compared to $491 million in the second quarter of 2008.  Second quarter intermodal revenue decreased 28% to $254 million.  The decrease was attributable to a 10% volume decrease and an 18% decrease related primarily to fuel.  Truck brokerage revenue decreased 28% to $72 million this quarter.  Second quarter logistics revenue decreased 9% to $37 million.

Hub Group ended the quarter with $113 million in cash.

“Each of our business lines continues to generate respectable returns even in this difficult freight environment,” said David P. Yeager, Chairman and Chief Executive Officer.  “Although revenue is down, we continue to focus aggressively on productivity enhancements to reduce our costs while maintaining a high level of customer service.”

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Wednesday, July 22, 2009 to discuss its second quarter results.

Hosting the conference call will be David P. Yeager, Chairman and Chief Executive Officer and Terri A. Pizzuto, Executive Vice-President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s Web site at www.hubgroup.com ..  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please call ten minutes early by dialing (888) 680-0890.  The conference call participant code is 53036098. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P3NHPE4DX.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference, bypassing the operator.  The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at http://www.hubgroup.com. This replay will be available for 30 days.

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2008 and the report on Form 10-Q for the period ended March 31, 2009.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: Hub Group, Inc.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2009	2008	2009	2008

Revenue	$362,613	$490,929	$714,308	$915,924
Transportation costs	316,850	431,090	623,376	798,583
Gross margin	45,763	59,839	90,932	117,341

Costs and expenses:
Salaries and benefits	22,063	24,301	45,277	49,664
General and administrative	9,130	10,477	19,253	20,627
Depreciation and amortization	1,124	991	2,280	1,992
Total costs and expenses	32,317	35,769	66,810	72,283

Operating income	13,446	24,070	24,122	45,058

Other income (expense):
Interest expense	(25)	(26)	(50)	(52)
Interest and dividend income	36	340	91	678
Other, net	62	(9)	72	86
Total other income	73	305	113	712

Income before provision for income taxes	13,519	24,375	24,235	45,770

Provision for income taxes	5,214	9,405	9,752	17,665

Net income	$8,305	$14,970	$14,483	$28,105

Basic earnings per common share	$0.22	$0.40	$0.39	$0.76

Diluted earnings per common share	$0.22	$0.40	$0.39	$0.75

Basic weighted average number of shares outstanding	37,344	37,191	37,333	37,146

Diluted weighted average number of shares outstanding	37,480	37,489	37,446	37,447

HUB GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2009	December 31, 2008
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$113,091	$85,799
Accounts receivable
Trade, net	143,368	145,362
Other	10,603	10,318
Prepaid taxes	123	123
Deferred taxes	5,683	5,430
Prepaid expenses and other current assets	6,606	4,346
TOTAL CURRENT ASSETS	279,474	251,378

Restricted investments	7,688	6,118
Property and equipment, net	29,968	32,713
Other intangibles, net	6,387	6,610
Goodwill, net	233,001	233,110
Other assets	1,684	1,747
TOTAL ASSETS	$558,202	$531,676
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
Trade	$114,093	$105,064
Other	8,125	6,107
Accrued expenses
Payroll	6,890	9,988
Other	25,562	26,388
TOTAL CURRENT LIABILITIES	154,670	147,547

Non-current liabilities	9,760	9,535
Deferred taxes	62,844	59,410

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued or outstanding in 2009 and 2008	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and 41,224,792 shares issued in 2009 and 2008; 37,162,919 shares outstanding in 2009 and 36,970,347 shares outstanding in 2008	412	412
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares issued and outstanding in 2009 and 2008	7	7
Additional paid-in capital	170,654	174,355
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	279,770	265,287
Treasury stock; at cost, 4,061,873 shares in 2009 and 4,254,445 shares in 2008	(104,457)	(109,419)
TOTAL STOCKHOLDERS' EQUITY	330,928	315,184

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$558,202	$531,676

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$14,483	$28,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,320	3,395
Deferred taxes	3,227	5,149
Compensation expense related to share-based compensation plans	2,152	2,257
Gain on sale of assets	(16)	(197)
Changes in operating assets and liabilities:
Restricted investments	(1,570)	(2,540)
Accounts receivable, net	1,709	(31,826)
Prepaid expenses and other current assets	(2,260)	(1,607)
Other assets	63	122
Accounts payable	11,047	26,608
Accrued expenses	(3,362)	(8,938)
Non-current liabilities	288	45
Net cash provided by operating activities	30,081	20,573
Cash flows from investing activities:
Proceeds from sale of equipment	53	364
Purchases of property and equipment	(1,951)	(1,858)
Cash used in acquisition of Comtrak, Inc.	-	(5,000)
Net cash used in investing activities	(1,898)	(6,494)
Cash flows from financing activities:
Proceeds from stock options exercised	44	355
Purchase of treasury stock	(1,082)	(796)
Excess tax benefits from share-based compensation	147	2,398
Net cash (used in) provided by financing activities	(891)	1,957

Net increase in cash and cash equivalents	27,292	16,036
Cash and cash equivalents beginning of period	85,799	38,002
Cash and cash equivalents end of period	$113,091	$54,038